                                                                    EXHIBIT 99.1

SENDTEC, INC. ANNOUNCES RECORD YEAR-TO-DATE 2006 RESULTS AND STOCKHOLDER
APPROVAL FOR CAPITAL RESTRUCTURING

ST. PETERSBURG, Fla.--(BUSINESS WIRE)--Yesterday, SendTec, Inc. (OTCBB: SNDN), a
multi-channel direct marketing firm, announced its results of operations for third quarter and nine months ending September 30, 2006, and that it received stockholder approval to increase its number of authorized shares.

Fueled by the rapid growth of its higher margined Search Engine Marketing (SEM)
operations, SendTec's revenues grew 6.6% and gross margin grew 22% for the nine-month period ending September 30, 2006, as compared to the same period in the prior year. Revenues increased to a record $30.1 million for the nine months ending September 30, 2006, a $1.9 million increase over the nine-month period ending September 30, 2005. Gross margin increased to a record $11.0 million for the nine-month period ending September 30, 2006, a $2.0 million increase over the nine-month period ending September 30, 2005. Results reported on the
Company's Form 10-QSB for the nine-month period ending September 30, 2006 excludes an approximate one month period prior to the acquisition of 100% of
SendTec Acquisition Corp. by the Company which occurred in February 2006. Thus, the comparative results for 2005 are not presented in the Company's 10-QSB.

Paul Soltoff stated, "During the fourth quarter and beyond, we are well positioned for continued growth. In terms of major business accomplishments,
SendTec's rapid growth in the search space has catapulted it to the #4 position on the list of the Top 20 Search Engine Marketing agencies (Source: Advertising
Age Search Marketing Fact Pack published on November 6, 2006). SendTec has achieved this distinction after only two years in SEM, which positions it as one of the fastest growing search agencies in the industry. SendTec attributes its success to Humanology - the convergence of technology with the human brain to generate superior search results. We see this as the future of search engine marketing."

SendTec also announced that on November 10, 2006, it received the requisite stockholder vote approving an increase in the number of shares of the Company's authorized capital stock and will file an amendment to its certificate of incorporation to authorize such increase. The amendment is also the final step in restructuring the Company's $34.95 million outstanding 6% Senior Secured
Convertible Debentures due 2008 issued by its wholly-owned subsidiary which will hereafter be convertible at $0.50 per share. As a result, the Company will have authorized issuance of 190,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, of which 46,755,997 shares of common stock were issued and outstanding as of November 15, 2006. No shares of preferred stock are issued and outstanding, and after giving effect to the restructuring of the conversion price of the debentures, approximately
120,000,000 shares of common stock will be outstanding on a fully-diluted basis, assuming full conversion.

The approval of stockholders and increase in authorized capital allows certain previous agreements between the Company and holders of its 6% Senior Secured
Convertible Debentures to take effect, including, among other things, waivers of prior non-compliance with certain financial covenants contained therein and the amendment of various financial covenants on a going-forward basis.

About SendTec, Inc.

Today, marketers are facing incredible pressure to generate a successful return on investment. SendTec is a progressive organization that provides a comprehensive range of integrated, technology-based services for leading multi-channel marketers, including search engine marketing, online pay-for-performance media and direct response television advertising. Its services are positioned to improve advertising ROI across online and offline marketing channels. Core to SendTec's success is SearchFactz(TM), a technology-enabled search engine marketing solution that improves the bidding process through providing automated alerts to tactical direct marketers who then make bidding and marketing decisions to dramatically improve ROI and conversion volume. This full-service SEM solution, as well as SendTec's other services, includes strategic direct response consulting, expert copywriting, creative services and analytics to maximize advertising success.

Caution Concerning Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation reform Act of
1995: Forward-looking statements often are proceeded by words such as
"believes", "expects", "may", "anticipates", "plans", "intends", "assumes",
"will" or similar expressions. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. SendTec's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. The statements that are not historical facts contained in this press release are "forward-looking statements" that involve certain risks and uncertainties, including, but not limited to, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, probability and marketability of such products, the ability to protect proprietary information, the impact of current, pending or future legislation and regulation on the electronic marketing industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions and other risks and uncertainties detailed in the Company's filings with the Securities and
Exchange Commission.

Contact:

SendTec, Inc., St. Petersburg

Donald Gould, 727-576-6630

http://www.SendTec.com
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